FOR IMMEDIATE RELEASE	CONTACTS:	Lauren K. Morgensen
Redwood Trust, Inc.		(415) 384-3558
Friday, February 29, 2008
Martin S. Hughes
(415) 389-7373

REDWOOD TRUST FILES FOR EXTENSION OF TIME TO FILE 10-K AND
REPORTS GAAP BOOK VALUE OF $23.18 AS OF JANUARY 1, 2008
AFTER THE ADOPTION OF FAS 159

MILL VALLEY, CA - February 29, 2008 - Redwood Trust, Inc. (NYSE: RWT) today filed a Form 12b-25 for an extension of time to complete and file its Annual Report on Form 10-K for the year ended December 31, 2007. The well-publicized mortgage and liquidity crisis has resulted in broad decreases in the fair value of real estate securities held at Redwood as well as securities consolidated from Acacia CDO entities. Under generally accepted accounting principles (GAAP), Redwood is required to determine the fair value of real estate securities carried on its balance sheet at December 31, 2007. Redwood has completed this quantitative process. An extension of time is necessary to enable Redwood to complete its assessments of impairments resulting from fair value adjustments. These assessments have no effect on our book value.

During the fourth quarter, Redwood recorded total negative fair value adjustments of $956 million, of which $154 million relates to securities held at Redwood and $802 million relates to securities held by Acacia CDO entities that are consolidated for accounting purposes. We need to assess negative fair value adjustments as of December 31, 2007 for impairments. Under GAAP, impairments can be considered either temporary or other-than-temporary (permanent). Permanent impairments flow through our income statement as negative valuation adjustments, while temporary impairments are reflected as a reduction of stockholders’ equity and do not flow through our income statement. Until we complete the impairment evaluation process, we cannot report our GAAP loss for the fourth quarter or for the year-ended December 31, 2007. Although we have up to fifteen days to file our 2007 10-K, we expect that we will file our 2007 10-K prior to that deadline.

The completion of this process does not impact the calculation of stockholders’ equity or book value. As we have discussed in prior reports, we believe the real economic impact of diminished market values is significantly less severe than the financial reporting impact that will be reported in our 2007 GAAP financial statements. The primary reason for the divergence between economics and GAAP is the accounting treatment required for our investments in the consolidated Acacia CDO entities. During 2007, we recorded cumulative fair value declines for Acacia’s assets of $1.6 billion, but were not permitted to record $1.5 billion of fair value declines for Acacia’s paired liabilities. As a result, our reported GAAP book value was negative $22.18 per share at December 31, 2007. On January 1, 2008, we adopted FAS 159, a new fair value accounting standard that permits us to mark-to-market both the assets and the liabilities of the consolidated Acacia CDO entities going forward. FAS 159 also provided for a one-time cumulative effect balance sheet adjustment reflecting the initial application of the standard. After giving effect to this adjustment, our GAAP book value was positive $23.18 per share at January 1, 2008. We believe this new accounting standard significantly improves the substantial disparity that has existed between GAAP and economic values.

We continue to have no liquidity issues. Our liquidity position at December 31, 2007 was $297 million (see attached table for the calculation of our liquidity position). Our excess capital position also remained strong at $282 million at December 31, 2007, a slight decrease from the $298 million at the end of the third quarter. During the fourth quarter, we raised $131 million of capital from stock issuance, $49 million of capital from portfolio cash flows in excess of our operating costs, and $7 million of capital from asset sales. We used $123 million of capital for new investments and $80 million of capital for dividend payments. Redwood derives its excess capital by calculating the cash available for investment if it fully leverages its loans and securities in accordance with its internal risk-adjusted capital policies, and deducts its estimate of cash necessary to fund operations and working capital, and to provide for any liquidity risks. Redwood includes its $150 million long-term subordinated notes as part of its capital base calculations.

Additional Information

Additional information about Redwood Trust can be found on our website at: www.redwoodtrust.com.

CAUTIONARY STATEMENT: This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2006 under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Important factors, among others, that may affect our actual results include: changes in interest rates; changes in prepayment rates; general economic conditions, particularly as they affect the price of earning assets and the credit status of borrowers; the availability of high quality assets for purchase at attractive prices; declines in home prices; increases in mortgage payment delinquencies; changes in the level of liquidity in the capital markets which may adversely affect our ability to finance our real estate asset portfolio; changes in liquidity in the market for real estate securities, the re-pricing of credit risk in the capital markets, rating agency downgrades of securities and increases in the supply of real estate securities available for sale, each of which may adversely affect the values of securities we own; the extent of changes in the values of securities we own and the impact of adjustments reflecting those changes on our income statement and balance sheet, including our stockholders’ equity; our ability to maintain the positive stockholders’ equity necessary to enable us to pay the dividends required to maintain our status as a real estate investment trust for tax purposes; and other factors not presently identified. This press release may contain statistics and other data that in some cases have been obtained from or compiled from information made available by servicers and other third-party service providers.

Liquidity Position

(In Millions)	December 31, 2007
Unrestricted cash	$290
Unsecuritized residential loans	5
AAA-rated residential securities	10
Liquid assets	305
Redwood debt	(8)
Net liquidity position	$297